EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE TOPPS COMPANY, INC. POSTPONES SPECIAL MEETING

NEW YORK, June 18, 2007 – The Topps Company, Inc. (Nasdaq:  TOPP) announced today that the special meeting of stockholders scheduled for June 28, 2007 has been postponed.  This meeting was called to vote on the pending merger with The Tornante Company LLC and Madison Dearborn Partners, LLC.

On June 14, 2007, the Delaware Court of Chancery rendered a decision which enjoined Topps from proceeding with the stockholder vote on the proposed transaction until Topps makes additional disclosures in its proxy materials related to the pending merger agreement.  In addition, Topps will grant a waiver today releasing The Upper Deck Company from its standstill obligations to Topps so that Upper Deck may communicate directly with Topps stockholders and pursue a tender offer on the terms described in the Court’s decision.  A new date for the special meeting will be set as soon as practicable in order to give Topps stockholders an opportunity to evaluate the Tornante-Madison Dearborn transaction in light of any competing offer from Upper Deck.

The Topps Board remains committed to obtaining the best possible outcome for all of its stockholders and has not withdrawn or amended its recommendation with respect to the merger agreement with Tornante and Madison Dearborn.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery products.  Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games.  The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops.  For additional information, visit www.topps.com.

Forward-Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings.

CONTACTS

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

MacKenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449